December 21, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS NOVEMBER 2011 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“The market environment remains challenging due to volatility as investors continue to digest the daily up and down news of the world economy,” said CEO Paul Reilly. The month of November showed improvement over the prior month, although the uncertainty in the market has dampened activity.  Securities commissions and fees increased 3 percent over last month and were flat with last year.

Assets under administration were down 1 percent from last month, although up 6 percent over last year.  Similarly, Assets under management were flat with last month but up 10 percent over last year. The changes for the month are in line with the modest 0.5 percent decline in the S&P 500 for the month of November.

November showed improvement over the prior month in both our equity and fixed income capital markets businesses. Notably, the number of lead-managed equity offerings rebounded to the level of the prior year as our energy sector was particularly active. Net loans at Raymond James Bank were flat with last month but up more than 11 percent from last year.

“In general, we are pleased with the consistency of our metrics, but the markets remain quite volatile and investor apprehension is still at an elevated level,” Reilly said. “Accordingly, we remain cautious in the near term about our ability to compare favorably to the prior year results.  However, we remain confident about our long-term future as we continue to be opportunistic in our hiring during this time of uncertainty.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $268 billion, of which approximately $35 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2011 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

	November 2011	November 2010	October 2011
	(21 business days)	(21 business days)	(21 business days)

Securities commissions and fees (1)	$ 172 mil.	$ 172 mil.	$ 167 mil.

Total client assets under administration	$ 268 bil.	$ 253 bil.	$ 271 bil.

# of lead managed underwritings (2)	8	9	2

Financial assets under management (3)	$ 34.7 bil.	$ 31.6 bil	$ 34.8 bil.

Raymond James Bank total loans, net	$ 6.8 bil.	$ 6.1 bil.	$ 6.8 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.